Exhibit 5.1

1001 College Court (28562)	P: 252.672.5400
Post Office Box 867	F: 252.672.5477
New Bern, NC 28563-0867

December 1, 2008

The Board of Directors

1st Financial Services Corporation

101 Jack Street

Hendersonville, North Carolina

Ladies and Gentlemen:

We have acted as counsel to 1st Financial Services Corporation (“1st Financial”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed for purposes of registering, under the Act, 1st Financial’s issuance and sale of up to an aggregate of 1,292,890 shares of 1st Financial’s $5.00 par value common stock (the “Shares”) upon the grant of awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and performance share awards (“Awards”) to its employees and directors under the Employee Stock Option Plan, Director Stock Option Plan, and 2008 Omnibus Equity Plan, and upon the sale of stock to its employees under the 2008 Employee Stock Purchase Plan (collectively, the “Plans”) or which may be issued and sold by 1st Financial in the future pursuant to the terms of the Plans.

In connection with rendering our opinion set forth in this letter, we have examined originals or copies of the following documents:

1.	The Registration Statement;

2.	The Plans, the forms of stock option agreement and form of subscription agreement;

3.	Provisions of the Agreement and Plan of Reorganization and Share Exchange between the Registrant and its predecessor issuer, Mountain 1st Bank and Trust Company (the “Bank”), pertaining to the treatment of awards under the Director Stock Option Plan and Employee Stock Option Plan originally adopted by the Bank;

4.	Resolutions adopted by 1st Financial’s Board of Directors relating to its adoption of the Director Stock Option Plan and Employee Stock Option Plan, the conversion of the options thereunder, and the Registration Statement;

ASHEVILLE	GREENVILLE	NEW BERN	RALEIGH	WILMINGTON

www.wardandsmith.com

The Board of Directors

1st Financial Services Corporation

December 1, 2008

5.	Resolutions adopted by 1st Financial’s Board of Directors relating to its adoption of the 2008 Omnibus Equity Plan and 2008 Employee Stock Purchase Plan; and

6.	Such other records and certificates and instruments as we have considered necessary for purposes of the opinion expressed herein.

In delivering this opinion letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, and (ii) that the copies of board resolutions provided to us by 1st Financial are accurate and complete and evidence all actions taken by 1st Financial’s Board of Directors pertaining to the Plans and the Registration Statement.

Based upon and subject to the foregoing, as well as the qualifications set forth below, it is our opinion as of this date that when (i) the Registration Statement has become effective, and upon compliance with the pertinent provisions of the Act, and (ii) the Shares have been properly issued and sold in accordance with the terms of the respective Plans (including 1st Financial’s receipt of the specified consideration for such Shares and the satisfaction of all other conditions to such issuance), then the Shares will be legally issued, fully paid and nonassessable.

This opinion is furnished under the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. We consent to your filing of this opinion as an exhibit to the Registration Statement. Our consent is not an admission that our consent is required to be filed in the Registration Statement by Section 7 of the Act, which requires consent of certain persons who prepared or certified any part of, or a report or valuation used in, a registration statement. We have furnished this opinion solely for your benefit in connection with the Registration Statement and it may not be quoted, relied upon, or used for any other purpose without our prior express written consent.

No opinions may be inferred beyond the one we expressly state in this letter. Our opinion is limited to matters of North Carolina law and does not extend to compliance with federal and state securities laws relating to the offering. Our opinion is limited to matters in existence as of the date of this letter, and we expressly disclaim any duty or responsibility to update or supplement this letter, or our opinion or the information upon which it is based, to reflect any change in the law or facts after the date of this letter.

Yours truly,

/s/ WARD AND SMITH, P.A.

WARD AND SMITH, P.A.